SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                (Amendment No. 2)

                            Collectors Universe, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    19421R200
 -------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                  June 27, 2005
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



         Check the  appropriate box to designate the rule pursuant to which this
         Schedule is filed:


         [ ] RULE 13d-1(b)
         [X] RULE 13d-1(c)
         [ ] RULE 13d-1(d)

CUSIP NO. 19421R200                                                  Page 2 of 9
--------------------------------------------------------------------------------
1)    Name And I.R.S. Identification No. Of Reporting Person

      Shannon River Fund Management Co LLC
--------------------------------------------------------------------------------
2)    Check The Appropriate Box If A Member Of A Group (See Instructions)
      (a)
      (b)[X]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                               313,846 Shares (1)
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power

PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                               313,846 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned By Each Reporting Person :
      313,846 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row (9):
      3.6% of Common Stock
--------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions) OO (Limited Liability Company)
--------------------------------------------------------------------------------
(1) Shannon River Fund Management Co LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Shannon River Partners, L.P and Shannon River Partners II, L.P., to which First New York Securities LLC disclaims any beneficial ownership interest. Spencer Waxman holds an indirect beneficial ownership interest in these shares.

CUSIP NO. 19421R200                                                  Page 3 of 9
--------------------------------------------------------------------------------
1)    Name And I.R.S. Identification No. Of Reporting Person

      Shannon River Partners, LP 05-0544322
--------------------------------------------------------------------------------
2)    Check The Appropriate Box If A Member Of A Group (See Instructions)
      (a)
      (b)[X] Reporting person is affliated with other persons
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                               82,203 Shares (1)
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power

PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                               82,203 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned By Each Reporting Person :
      82,203 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row (9):
      1.0% of Common Stock
--------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------
(1) Shannon River Partners, L.P. directly beneficially owns these shares of Common Stock, to which First New York Securities LLC disclaims any beneficial ownership interest.
--------------------------------------------------------------------------------

CUSIP NO. 19421R200                                                  Page 4 of 9
--------------------------------------------------------------------------------
1)    Name And I.R.S. Identification No. Of Reporting Person

      Shannon River Partners II, LP 20-0597408
--------------------------------------------------------------------------------
2)    Check The Appropriate Box If A Member Of A Group (See Instructions)
      (a)
      (b)[X] Reporting person is affliated with other persons
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                              231,643 Shares (1)
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power

PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                              231,643 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned By Each Reporting Person :
      231,643 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row (9):
      2.7% of Common Stock
--------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------
(1) Shannon River Partners II, L.P. directly beneficially owns these shares of Common Stock, to which First New York Securities LLC disclaims any beneficial ownership interest.

CUSIP NO. 19421R200                                                  Page 5 of 9
--------------------------------------------------------------------------------
1)    Name And I.R.S. Identification No. Of Reporting Person

      First New York Securities, LLC  13-3270745
--------------------------------------------------------------------------------
2)    Check The Appropriate Box If A Member Of A Group (See Instructions)
      (a)
      (b)[X] Reporting person is affliated with other persons
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Citizenship Or Place Of Organization: New York
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                               85,035 Shares (1)
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power

PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                               85,035 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned By Each Reporting Person :
      85,035 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row (9):
      1.0% of Common Stock
--------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions) OO (Limited Liability Company)
--------------------------------------------------------------------------------
(1) First New York Securities, LLC directly beneficially owns these shares of Common Stock, to which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Fund Management CO LLC disclaims any beneficial ownership interest. Spencer Waxman, as Portfolio Manager with respect to these shares, holds an indirect beneficial interest in these shares.
--------------------------------------------------------------------------------

ITEM 1(a).  Name of Issuer:
      Collectors Universe, Inc.

ITEM 1(b). Address of Issuer's Principal Executive Offices: 1921 E. Alton Avenue, Santa Ana, California 92705
      --------------------------------------------------------------------------

ITEM 2(a). Names of Persons Filing:
      --------------------------------------------------------------------------
      Shannon River Fund Management Co LLC ("SRFM")
      --------------------------------------------------------------------------
      Shannon River Partners, LP ("SRP")
      --------------------------------------------------------------------------
      Shannon River Partners II, LP ("SRP II")
      --------------------------------------------------------------------------
      First New York Securities, LLC ("FNY")
      --------------------------------------------------------------------------

ITEM 2(b). Address of Principal Business Office Or, If None, Residence:
      850 Third Avenue, 10th Floor, New York, New York 10022
      --------------------------------------------------------------------------

ITEM 2(c). Citizenship:
      --------------------------------------------------------------------------
      SRFM is a Delaware Limited Liability Company
      --------------------------------------------------------------------------
      SRP and SRP II are Delaware Limited Partnerships
      --------------------------------------------------------------------------
      FNY is a New York Limited Liability Company
      --------------------------------------------------------------------------

ITEM 2(d). Title of Class of Securities: Common Stock, $.001 Par Value Per
      Share
      --------------------------------------------------------------------------

ITEM 2(e). CUSIP Number: 19421R200

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:
      None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.  Ownership:
(a) Amount beneficially owned by all reporting persons: 398,881 Shares
(b) Percent of class: 4.6% of Common Stock
(c) Number of shares as to which the reporting persons have:
        (i)   sole power to vote or to direct the vote:
                 398,881 Shares

        (ii)  shared power to vote or to direct the vote

        (iii) sole power to dispose or to direct the disposition:
                 398,881 Shares

        (iv)  shared power to dispose or to direct the disposition
      --------------------------------------------------------------------------

ITEM 5.  Ownership of five percent or less of a class.

If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]
      --------------------------------------------------------------------------

ITEM 6. Ownership of more than five percent on behalf of another person.
      Not applicable.
      --------------------------------------------------------------------------

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
      Not applicable.
      --------------------------------------------------------------------------

ITEM 8. Identification and classification of members of the group.
      None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this statement are identified in
      Item 2 hereof.
      --------------------------------------------------------------------------

ITEM 9. Notice of dissolution of group.
      Not applicable.
      --------------------------------------------------------------------------

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 18, 2005

                          SHANNON RIVER FUND MANAGEMENT CO LLC

                                      By: /s/ Spencer Waxman
                                          --------------------------------------
                                          Spencer Waxman, Managing Member

                          SHANNON RIVER PARTNERS, L.P.

                          By: Shannon River Fund Management Co LLC,
                                      General Partner

                                      By: /s/ Spencer Waxman
                                          --------------------------------------
                                          Spencer Waxman, Managing Member

                          SHANNON RIVER PARTNERS II, L.P.

                          By: Shannon River Fund Management Co LLC,
                                      General Partner

                                      By: /s/ Spencer Waxman
                                          --------------------------------------
                                          Spencer Waxman, Managing Member

                          FIRST NEW YORK SECURITIES, LLC

                                      By: /s/ Harris Sufian
                                          --------------------------------------
                                          Name:  Harris Sufian
                                          Title: Managing Member